EX-99.h.4.v

EXPENSE REIMBURSEMENT AGREEMENT

THIS EXPENSE REIMBURSEMENT AGREEMENT is made by and among Delaware Management Company (“DMC”), Delaware Distributors, L.P. (“DDLP”), Waddell & Reed Services Company, doing business as WI Services Company (“WISC”) and Ivy Funds (the “Trust”) on behalf of each series of the Trust set forth below (each a “Fund” and, collectively, the “Funds”).

WHEREAS, Ivy Funds, a Delaware statutory trust, is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-ended management investment company of the series type, and each Fund is a series of Ivy Funds; and

WHEREAS, Ivy Funds, DMC, DDLP and/or WISC have determined that it is appropriate and in the best interests of each Fund and its shareholders to maintain the expenses of the Fund at a level below the level to which each Fund may normally be subject;

NOW THEREFORE, the parties hereto agree as follows:

1.	Reimbursement of Expenses.

1.1

Applicable Reimbursement Level and Term of Reimbursement. For the period from July 29, 2021 through July 29, 2022, DMC, DDLP and/or WISC agrees to reimburse sufficient management fees, Rule 12b-1 fees and/or shareholder servicing fees to cap the total annual ordinary fund operating expenses (which would exclude interest, taxes, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses, if any) for the Class of shares of each Fund set forth below at the level in the following table (the “Reimbursement Amount”):

Fund	Class	Class	Class	Class	Class	Class	Class	Class
	A	B	C	E	I	R	R6	Y
Delaware Ivy Asset Strategy Fund				0.97%
Delaware Ivy Core Equity Fund	1.03%	2.08%		0.97%	0.84%			0.84%
Delaware Ivy Emerging Markets	1.56%	2.45%			0.99%		0.99%
Equity Fund
Delaware Ivy Energy Fund	1.35%	2.22%	2.09%		0.99%
Delaware Ivy Global Bond Fund	0.96%	1.68%	1.72%		0.74%		0.74%	0.99%
Delaware Ivy Global Equity Income	1.22%	1.92%		1.09%	0.92%			1.19%
Fund
Delaware Ivy Global Growth Fund		2.52%			1.06%
Delaware Ivy Government Money				0.49%
Market Fund
Delaware Ivy High Income Fund		1.70%	1.66%	1.04%
Delaware Ivy International Core Equity	1.23%	2.08%	1.92%	1.17%	0.79%	1.53%	0.79%	1.18%
Fund
Delaware Ivy Large Cap Growth Fund	1.04%	1.83%		1.10%	0.64%		0.64%	1.05%
Delaware Ivy LaSalle Global Real	1.48%	2.17%			1.05%	1.80%	1.05%
Estate Fund
Delaware Ivy Limited-Term Bond				0.86%
Fund
Delaware Ivy Managed International	0.46%	1.25%	1.25%		0.16%	0.72%		0.38%
Opportunities Fund
Delaware Ivy Mid Cap Growth Fund	1.30%	2.07%		1.23%	0.79%		0.79%
Delaware Ivy Mid Cap Income	1.34%		2.06%		0.83%	1.80%	0.83%	1.35%
Opportunities Fund
Delaware Ivy Municipal Bond Fund	0.83%				0.70%

Fund	Class	Class	Class	Class	Class	Class	Class	Class
	A	B	C	E	I	R	R6	Y
Delaware Ivy Municipal High Income		1.62%	1.58%		0.61%			0.94%
Fund
Delaware Ivy Natural Resources Fund				1.17%
Delaware Ivy Science and Technology		2.01%		1.23%
Fund
Delaware Ivy Securian Core Bond				0.95%	0.45%		0.45%
Fund
Delaware Ivy Securian Real Estate				1.22%
Securities Fund
Delaware Ivy Small Cap Core Fund					0.89%		0.89%
Delaware Ivy Small Cap Growth Fund		2.17%	2.04%	1.29%	0.89%		0.89%
Delaware Ivy Value Fund	1.20%	2.31%			0.92%
Delaware Ivy ProShares Interest Rate				0.81%
Hedged Index Fund
Delaware Ivy ProShares MSCI ACWI				0.70%
Index Fund
Delaware Ivy ProShares Russell 2000				0.67%
Dividend Growers Index Fund
Delaware Ivy ProShares S&P 500				0.59%
Bond Index Fund
Delaware Ivy ProShares S&P 500				0.58%
Dividend Aristocrats Index Fund

1.2

Payment of Reimbursement Amount. To effect the expense reimbursement provided for in this Agreement, the Fund may offset the appropriate Reimbursement Amount against the management fees, Rule 12b-1 fees and/or shareholder servicing fees payable under the Investment Management Agreement, Rule 12b-1 Plan and/or the Shareholder Servicing Agreement. Alternatively, the Reimbursement Amount shall be paid directly by DMC, DDLP and/or WISC. Such offset shall be taken, or such direct payment shall be paid, two times per year within 30 days following the date of a Fund’s applicable semi-annual or annual reporting period.

2.	Termination and Effectiveness of Agreement.

2.1

Termination. This Agreement shall terminate with respect to the applicable Class of shares of the Fund upon termination of the Fund’s Investment Management Agreement, Rule 12b-1 Plan and/or Shareholder Servicing Agreement or on July 29, 2022, whichever comes first. This Agreement may be terminated prior to expiration if such termination is approved by the Board of Trustees of the Trust, including the vote of a majority of the trustees who are not “interested persons” as defined in the 1940 Act.

2.2	Effectiveness. This Agreement shall be effective July 26, 2021.

3.	Miscellaneous.

3.1	Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof.

3.2

Interpretation. Nothing contained herein shall be deemed to require the Board of Trustees of Ivy Funds (“Trust”) or the Fund to take any action contrary to the Trust’s Declaration of Trust or Bylaws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of Trustees of the Trust of its responsibility for and control of the conduct of the affairs of the Trust or the Fund.

3.3

Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the management fees, the Rule 12b-1 Plan and/or shareholder servicing fees, the computations of net asset values, and the allocation of expenses, having a counterpart in, or otherwise derived from, the terms and provisions of the Investment Management Agreement, Rule 12b-1 Plan, the Shareholder Servicing Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to the Investment Management Agreement, Rule 12b-1 Plan, the Shareholder Servicing Agreement or the 1940 Act.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of July 26, 2021.

IVY FUNDS

By:	/s/ Shawn K. Klytle
Shawn K. Lytle, President & Chief Executive Officer

DELAWARE MANAGEMENT COMPANY

By:	/s/ Richard Salus
Richard Salus, Senior Vice President

DELAWARE DISTRIBUTORS, L.P.

By:	/s/ Brett D. Wright
Brett D. Wright, President

WADDELL & REED SERVICES COMPANY

By:
[NAME, TITLE]